   December 13, 2013

Open Letter to Shareholders Summarizing Significant Business and Scientific Developments in 2013

Dear Shareholders:

As we come towards the end of another year, I would like to take this opportunity to summarize our company’s significant business and scientific developments of 2013.  2013 has been a good and productive year for Lightwave Logic.  Advances in material science and device development have characterized it while modernization of our R&D facilities along with the addition of key personnel and new board members will accelerate our development efforts.  This has laid the groundwork for further success in 2014.

Given the amount of progress since the annual shareholder meeting and the quantity of information provided during our December 5, 2013 shareholder conference call, we thought it might be helpful to give you a recap of this year and at the same time offer some clarification on what we talked about on the call.  We feel this will be helpful since the format of these types of events in the time allotted make it difficult to follow.   The excitement that we have toward the future prospects of our company as a result of the progress we are making can sometimes get “lost in translation.”

Lightwave Logic has made great advancements in the development of our organic nonlinear materials and advanced photonic devices.  These simultaneous efforts are already bearing fruit as described in the November 26, 2013 announcement of our initial test results of a Silicon Organic Hybrid (SOH) slot waveguide modulator.

Regarding material development, we have greatly improved our ability to synthesize, purify and test materials.  This is important because materials respond differently under device conditions.  We now have a core set of waveguides with well-understood properties that we can improve and build upon in devices.  Furthermore, the entire synthetic chemistry effort can now operate with a feedback loop from actual data gathered from testing prototype devices. This allows us to quickly make chemical alterations to improve device performance.

This ability has recently generated two new materials that are so innovative that we are in the process of filing provisional patents to protect the intellectual property.  There are potentially more provisional patent applications on the way.

Lightwave Logic, Inc., 111 Ruthar Drive, Newark, DE 19711

www.lightwavelogic.com, Phone:  302-356-2736

The photonic device development program is moving ahead in multiple applications—each one to address multi-billion dollar market opportunities.  These devices, when fabricated with our proprietary organic nonlinear polymer systems offer an order of magnitude performance improvement over what is currently available in legacy systems—more importantly, at drastically reduced cost of acquisition and with lower operating cost.

We are now solidly on the road to commercialization and successful completion could be considered the Holy Grail for optical communications and computing.  To our knowledge we are the first company to be this far along with a polymer device that can offer significant performance improvement of cost per gigabit of transmission and reduced power consumption.  These factors will enhance rapid adoption by potential data communications and telecom companies and gives us an advantage to capture a large share of the enormous and rapidly growing markets for photonic devices.

It is important to understand that now that we have moved our material into operating devices, performance parameters can be tailored to specific device requirements, necessitating further enhancements of our material properties.   This is an iterative process, but as previously mentioned, we have vastly improved our chemical synthesis efficiencies that can now take virtually instantaneous device feedback to allow for customization of the polymer material to improve performance.

Silicon Organic Hybrid Modulator

We recently announced initial test results of a Silicon Organic Hybrid (SOH) modulator.  This was a proof-of-concept nano-scale 1mm2 device that was tested to demonstrate modulation capabilities of one of our materials.

The device demonstrated performance that exceeded currently installed inorganic based devices in the parameters tested.

Parameter	LWLG SOH	Lithium Niobate Legacy Device
Modulation	40 Gb/s	10gb/s x 4 = 40Gb/s
Drive Voltage	< 2.2 volts	3.5 volts x 4= > 6 times power consumption
Bandwidth	> 40Ghz	10 Ghz x 4 = 40 Ghz

Lightwave Logic, Inc., 111 Ruthar Drive, Newark, DE 19711

www.lightwavelogic.com, Phone:  302-356-2736

There are other parameters we will be testing in the near future.  Keep in mind the objective was to get our material into a device and test it as soon as possible.  While it was not our device or design, it proved out important technical capabilities that give us the confidence to accelerate the development of our proprietary device designs.  These are as follows:

Spatial Light Modulator

Together with Boulder Nonlinear Systems, we are developing a spatial light modulator that could be used in both defense and commercial applications like target recognition, facial recognition and other optical computing activities.  This design is the brainchild of our own Terry Turpin, who is one of the foremost authorities on optical computing in the world.  The initial feasibility study is now moving into a project design phase.  We intend to put forth a timeline on this project after it is fully vetted.  Successful development of this device will yield a million-fold performance improvement over current spatial light modulators that use older Liquid Crystal Display technology.  Successful completion will open new markets in applications that heretofore have not been possible due to LCD technology that can only process 50 to 100 images per second.

Data Communications/Telecom Photonic Transceiver

In partnership with the University of Colorado, Boulder we are developing multi-channel integrated Nano-photonic transceivers (MINTS) for application in data communications and cloud computing.  The transceiver has an intrinsic data rate, which currently exceeds 40Gb/s.  When used in an array, data rates in excess of 100 Gb/s can be achieved.  This device can also multiplex the data, which means that it can run many different channels of 40Gb/s data simultaneously.

We are targeting large cloud-computing datacenters that are desperate to find ways to increase the amount of data that needs to be moved while decreasing costs.  Our initial focus will be in the rack-to-server layer where we estimate there would be demand for millions of these devices each year.  This will be driven both by replacement of inorganic legacy devices and by the explosive growth in demand largely from cloud computing.  One of the main advantages of organic polymers is that they are less expensive to manufacture.  We believe that we could sell commercial devices at a price significantly below what a Silicon Photonics device would sell for.  Our research has shown that devices priced at or below $500 per device, would provide us with a potential market opportunity north of $500 million per year that would be difficult for other manufacturers to compete against.  This inherent cost advantage, when combined with superior performance, is the ultimate goal of our development program.

Lightwave Logic, Inc., 111 Ruthar Drive, Newark, DE 19711

www.lightwavelogic.com, Phone:  302-356-2736

This is already moving forward and we expect to have initial proof of concept devices available for testing in late Q1 2014.   This initial SOH effort will baseline and prove out the circuits.  The next run will be coated with our polymer materials, which is slated for late Q2 2014.

The industry is forecasting that the Internet will soon be moving a petabyte of data every second (1015, or 1,000 terabytes), so the market potential for this kind of device is enormous.  We also believe that eventually it would be possible to penetrate other lucrative, high-value layers deeper within the cloud-computing datacenters.

Silicon Photonic Slot Waveguide Structures

The Company has developed slot waveguide structures that will be one of the basic building blocks of many of our devices we are working on in the first half of 2014.  With wafers provided by IMEC, (Interuniversity Microelectronics Centre) in Belgium, we are now in possession of hundreds of chips that are ready to be coated with materials and put into devices.  These chips are the basic building blocks of many different device structures in our development effort and having a large supply of them gives us the ability to test and optimize our materials and device designs.

We successfully deposited our polymer materials into other slot waveguides and poled and tested them at high speeds.  We were extremely pleased with the initial results and are now analyzing our data and relaying the information back to the chemical synthesis lab to adjust material properties in order to make even further improvements for our IMEC chips.  Once again, different devices require slightly different material properties depending on the specific device configurations and applications.  Fortunately, we now have core molecules that we can adjust at the periphery.

Advanced Telecom Modulator

We have been in the process of reviewing a second-generation design of an advanced high bandwidth telecom modulator.  This is a unique design that will incorporate one of our proprietary electro-optical materials.  The Lightwave Logic team that includes Dr. Fred Leonberger, Dr. Alan Mickelson and Lou Bintz is developing this.  Based on a thorough review of the design, we have decided to move it forward into the initial prototype phase.  The first step here is to bring online the necessary manufacturing capacity in order to support the fabrication of the device.

Lightwave Logic, Inc., 111 Ruthar Drive, Newark, DE 19711

www.lightwavelogic.com, Phone:  302-356-2736

The core telecom network upgrade to 100 Gb/s and 400 Gb/s data rates is predicated on the availability of reliable, optical modulators with bandwidth in excess of 30 GHz. Our proprietary organic modulators may exceed the required bandwidth in addition to an inherently lower production cost in contrast to the prevailing crystalline, inorganic modulators used today.  In 2013 and beyond, the optical modulator market was estimated to be greater than $229 million annually.

All Optical Switch

We currently have an all-optical circuit design with waveguides.  These are now available to us, and initial testing should be complete in the first half of 2014.

We also have several materials that have third-order properties necessary to create all-optical switches.  This means light-switching-light without on-board electronics.  All-optical switches can be used for improving and replacing the MEMS (micro-electro-mechanical systems) mirror solution in current routers and for special purpose all-optical computing units and encryption systems.  The optical router market represents an enormous opportunity and advanced encryption systems would be of particular interest to the military.

Potential Major Microelectronics Customer/Large Scale System Supplier (LSS)

The Company continues to work on meeting the specific parameters laid out after last spring’s test on the LSS’ devices that were coated with one of our materials.   Given that we have advanced our own device effort much more effectively during the course of the year, we have decided to improve our own devices to the next level of performance to give us a better position with the LSS.  This does not mean we have stopped working with them and in fact, continue to update them on our progress as we proceed.  The material enhancements we are making in our devices also serve to satisfy the LSS’s requirements as well.

Three-Way Collaboration

We are entering into a 3-way collaboration with University of Colorado and a yet to be named third-party to work on advanced photonic devices.  This is the same entity that provided the plug and play modulator device that was coated with our material.  We hope to expand this collaboration and will have more to say about it when the agreement is complete.

Lightwave Logic, Inc., 111 Ruthar Drive, Newark, DE 19711

www.lightwavelogic.com, Phone:  302-356-2736

Potential Business Combination

After evaluating several potential business combinations we actually made an offer for a company that met our goals of being able to generate near-term revenues and would have provided a way to eventually migrate their customers to organic devices.  However, their board of directors did not accept our offer.  The company has not yet been acquired and we are looking for ways to collaborate with them in the absence of an outright purchase. We remain on the lookout for other companies to approach, but will continue to be very selective in our acquisition process.  Too often companies make bad choices and over-pay, just for the sake of acquiring another company and the result can be disastrous.  We believe that no deal is better than a bad deal.

External Funding Efforts

We will receive a small purchase order in connection with Boulder Nonlinear Systems SBIR to develop a laser radar system for the US Air Force.  We expect this material order in Q1 of 2014.

Our  $225,000 National Science Foundation grant proposal submitted with the University of Colorado during the early summer of 2013 wasn’t accepted. The submission was made in June—before we had test results from our polymer modulator that were recently reported.  We intend to resubmit for this grant in June of 2014 with more data and additional technical merit.

With more data in hand, we also intend to present to the DOD and other government agencies interested in polymer material/device development.  Also, we will now be approaching other photonic companies with whom we could potentially partner to support our R&D effort.

I, as are you, am disappointed that we did not receive the revenue that we anticipated would occur this year. That fact, however, does not solely define the success or failure of our company during 2013. The culmination of all of the company’s progress this year, especially these past few months, has added a significant amount of value to our company, which is evidenced by the increasing number of companies that have, or are expressing interest in engaging and/or collaborating with us.  They can sense that we are on the precipice of new and exciting capabilities and have indicated to us their desire to be a part of our groundbreaking technology.  We have never garnered this much commercial interest during any other period of our company’s history.

Lightwave Logic, Inc., 111 Ruthar Drive, Newark, DE 19711

www.lightwavelogic.com, Phone:  302-356-2736

Corporate Goals for 2014

While, small innovative companies like ours have to remain flexible to changing landscapes of opportunity, we have laid-out the following initial goals for next year.  They are:

•

Build upon the recent successes to improve and optimize our materials and how they work in devices for the commercial market.

•

Continue to advance the device efforts detailed in this letter.

•

Complete several proprietary devices.

•

Continue to look for a photonic device company to acquire or enter into a joint venture.

•

Move from development stage to a commercial enterprise with a source of revenue.  Identify other markets and applications for our devices.

In summary, 2013 was a great year and will set us up for continued success in 2014.   We are pioneers in the vanguard of optical chips and photonic device development.  I hope you understand that as we make our transition into device development it is not as easy as taking a design—coating it with our polymer, attaching electronics and turning it on.  Our technologies and devices address the real needs caused by the proliferation of “Big Data” and hyperscale networks that now have to manage complex data sets on many thousands of servers.   We believe that we have a real and differentiated value proposition vis-à-vis other competitive technologies and are creating cutting edge, sophisticated devices designed by several of the leading experts in their respective sectors.  Our materials enable these designs.   If this were simple to do, it would have been done by now.

We firmly believe that organic nonlinear polymer materials are the solution to the problems data centers and telecommunications networks are faced with today.  This gives us a clearly defined value proposition to differentiate ourselves from other competitive technologies like silicon-only solutions.   Even though there is an insatiable demand for bandwidth, it must follow the natural progression of technological improvement and at reduced cost.  However, due to past development failures by others, organic nonlinear electro-optical polymers are certainly a show-me story—and that’s exactly what we are attempting to do here at Lightwave Logic.  2014 is our technology productization year and we are both confident about our technical edge and our understanding of what are the addressable markets.  We intend to show the world an array of working devices in not one, but in a multitude of applications and industries.

We appreciate your support and we will continue to diligently work to ensure the long-term success of our company and increased shareholder value.

Sincerely,

Tom Zelibor, Chief Executive Officer

Lightwave Logic, Inc., 111 Ruthar Drive, Newark, DE 19711

www.lightwavelogic.com, Phone:  302-356-2736

Safe Harbor Statement

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "explores," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, lack of available funding; general economic and business conditions; competition from third parties; intellectual property rights of third parties; regulatory constraints; changes in technology and methods of marketing; delays in completing various engineering and manufacturing programs; changes in customer order patterns; changes in product mix; success in technological advances and delivering technological innovations; shortages in components; production delays due to performance quality issues with outsourced components; those events and factors described by us in Item 1.A “Risk Factors” in our most recent Form 10-K; other risks to which our Company is subject; other factors beyond the Company's control.

Lightwave Logic, Inc., 111 Ruthar Drive, Newark, DE 19711

www.lightwavelogic.com, Phone:  302-356-2736